Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this pre-effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-155761) of Winthrop Realty Trust of our report dated March 1, 2009, except as to the going concern modification as discussed in Note 16 which is as of August 26, 2009, relating to the consolidated financial statements of Lex-Win Concord LLC, which appears in Winthrop Realty Trust's Current Report on Form 8-K dated August 27, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 6, 2009